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                    NORTHSTAR COMPUTER FORMS, INC. AND SUBSIDIARY

                                      EXHIBIT 11

                    STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                  Three Months Ended       Nine Months Ended
                                       July 31                  July 31
                                    1997         1996        1997        1996
                                    ----         ----        ----        ----
NET EARNINGS                    $  757,796  $  178,440   $2,124,098 $  411,383

EARNINGS PER SHARE
Primary:
  Net earnings                  $     0.40  $     0.10   $     1.15 $     0.24
                                -----------  ----------   ---------- ----------
Fully diluted:
  Net earnings                  $     0.40  $     0.10   $     1.12  $    0.24
                                -----------  ----------   ---------- ----------
AVERAGE NUMBER OF
COMMON AND COMMON
EQUIVALENT SHARES

Primary:
  Weighted average number of
  common shares outstanding      1,737,109   1,715,351    1,725,265  1,715,351
Common equivalent shares:
  Dilutive stock options, using
  Treasury Stock Method            134,396      65,305      126,655     65,305
                                -----------  ----------   ---------- ----------
                                 1,871,505   1,780,656    1,851,920  1,780,656
                                -----------  ----------   ---------- ----------

Fully diluted
  Weighted average number of
  common shares outstanding      1,737,109   1,715,351    1,725,265  1,715,351
Common equivalent shares:
  Dilutive stock options, using
  Treasury Stock Method            148,524      65,305      168,949     65,305
                                -----------  ----------   ---------- ----------
                                 1,885,633   1,780,656    1,894,214  1,780,656
                                -----------  ----------   ---------- ----------